October 25, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladie and Gentlemen:

We were previously the independent registered public accounting firm for Espey Mfg. & Electronics Corp. (“the Company”) and, under the date of August 12, 2005, we reported on the financial statements of the Company as of and for the years ended June 30, 2005 and 2004. On October 19, 2005, our appointment as the independent registered public accounting firm was terminated. We have read the Company's statements included under Item 4.01 of its Form 8-K dated October 19, 2005 and we agree with the statements made in paragraphs (b), (c) and (d) in such report.

Very truly yours,

/s/ KPMG LLP

KPMG LLP

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